AXA EQUITABLE LIFE INSURANCE COMPANY

                   ENDORSEMENT APPLICABLE TO EDC CERTIFICATES


In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable") and "you" and "your" mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Certificate is an annuity contract issued as a funding vehicle for a plan under
Section 457(b) of Code (an "EDC Certificate"). The provisions of this Endorsement supersede any inconsistent provisions of the Certificate or any other Rider or Endorsement.


PART I - DEFINITIONS

The following language is added at the end of the existing Section:

SECTION 1.02  ANNUITY ACCOUNT VALUE

If a loan is outstanding, Annuity Account Value means the sum of the amounts in the Investment Options, plus any amount in the Loan Reserve Account.

The following language replaces the existing language in the Section:

SECTION 1.05  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value less (i) any charges that apply as described in Part VIII and shown on the Data Pages and
(ii) the amount of the entire unpaid balance of any loan, including interest due but not paid.

The following language is added at the end of the existing Section:

SECTION 1.06 CERTIFICATE

This Certificate is a "EDC Certificate" intended to qualify as an annuity contract that meets the requirements of Section 457(b) of the Code, and is intended to be purchased in connection with an Employer's plan under Section 457(b) of the Code.


2008EDC-G

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The following new Section is added:

SECTION 1.06A 457(b) CERTIFICATE

"457(b) Certificate" means a nontransferable annuity contract as defined in
Section 457(b) of the Code, established by the employer sponsoring a 457(b) plan for the benefit of the Participants, which is issued by an insurance company qualified to issue annuity contracts in this State, and that includes payment in the form of an annuity, and which is intended to be purchased in connection with an Employer's plan under Section 457(b) of the Code. The term "457(b) Certificate" includes for this purpose an individual certificate, data pages, an endorsement containing provisions meeting the requirements of Section 457(b) of the Code and any other endorsement attached hereto, issued to a Participant under a group annuity contract.

The following language replaces the existing language in the Section:

SECTION 1.12 CONTRIBUTION

"Contribution" means a payment made to us for this Certificate purchased under the Plan for an Annuitant who is a participant under the Plan.

The following language replaces the existing language in the Section:

SECTION 1.13 EMPLOYER

"Employer" means one of the following types of entity which is eligible to adopt, has adopted, and maintains a Plan: (i) a State, a political subdivision of a State, or an agency or instrumentality of a State or political subdivision of a State ("Governmental Employer") or (ii) any other organization (other than a governmental unit) exempt from tax under the Code ("Tax Exempt Employer").

The following new Section is added:

SECTION 1.13A  EMPLOYER'S DESIGNEE

"Employer's Designee" includes any person(s) authorized and designated by the Employer to act on behalf of the Employer in the specified functions under the Plan, as communicated to us in documentation acceptable to us.

The following new Section is added:

SECTION 1.13B GOVERNMENTAL EMPLOYER PLAN

 "Governmental Employer Plan" means a Plan established and maintained by a Governmental Employer and is described in Section 457(g) of the Code.


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

The following language replaces the existing language in the Section:

SECTION 1.15 INVESTMENT OPTION

"Investment Option" means the Guaranteed Interest Option, a Separate Account or a Variable Investment Option of a Separate Account.

The following language replaces the last sentence of the existing language in the Section:

SECTION 1.17 NON-NATURAL OWNER

There is no ownership change under a Certificate to the Annuitant or any successor Annuitant unless permitted by applicable law and the terms of the Plan. In such case the Annuitant determines the benefits under the EDC Certificate
..
The following language replaces the existing language in the Section:

SECTION 1.18  OWNER

The Owner of this Certificate is the person named in our records as designated in the application or in the transfer of ownership form, if so transferred subsequent to the issuance of this Certificate. In the case of a Governmental Employer Plan, the Owner may be the trustee of a trust holding assets of the Plan. If the Owner of this Certificate is the Plan Trust and by terms of the Trust Agreement, the Employer has the rights, duties and/or responsibilities in this Certificate, "you" and "your" mean the Employer. In the case of a Governmental Employer Plan, the Owner may alternatively be the Employer deemed as trustee of the Plan pursuant to Section 401(f) of the Code. If the Owner of this Certificate is subsequently changed to the Annuitant, if and as permitted by applicable law and the terms of the Plan, this Certificate may not be transferred or assigned to any other person in whole or in part. Subject to our approval, the Owner may designate another person to exercise rights under the Certificate.

The following new Section is added:

SECTION 1.18A  OWNER'S DESIGNEE

"Owner's Designee" includes any person(s) authorized and designated by the Owner to act on behalf of the Owner in the specified functions under the Plan, as communicated to us in documentation acceptable to us.


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

The following language replaces the existing language in the Section:

SECTION 1.19 PLAN

"Plan" refers to an "Eligible Deferred Compensation Plan" meeting the requirements of Section 457(b) of the Code which is established and maintained by an Employer for the benefit of individuals performing services for the Employer and their beneficiaries. There are two types of Plans: "Governmental Employer Plans" and "Tax Exempt Employer Plans."

The following new Section is added:

SECTION 1.19A PLAN TRUST

"Plan Trust" means a trust, if any, adopted by the Employer for the Plan, to hold this Certificate for the exclusive benefit of Plan participants and their beneficiaries in accordance with the provisions of the Plan. The following new
Section is added:

SECTION 1.22A  REQUIRED MINIMUM DISTRIBUTION PAYMENTS

"Required Minimum Distribution Payments " means the payments from or with respect to this Certificate that are required by Sections 457(b) and 401(a)(9) of the Code and which are described in the Section, "Required Minimum Distribution Rules."

The following language replaces the existing language in the Section:

SECTION 1.23 SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Sections 2.02 and 2.05 and the Data Pages of this Certificate.

The following new Section is added:

SECTION 1.23A  TAX EXEMPT EMPLOYER PLAN.

"Tax Exempt Employer Plan" means a Plan established and maintained by a Tax Exempt Employer which has adopted and maintains a Plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

The following new Section is added:

SECTION 1.24A TRUST AGREEMENT

"Trust Agreement" means an agreement evidencing the Plan Trust, if applicable.


2008EDC-G                            Page 4

PART III - CONTRIBUTIONS AND ALLOCATIONS

The following language is added at the end of the existing Section:

SECTION 3.02  LIMITS ON CONTRIBUTIONS

General. We indicate in this Section and the Data Pages any limits on the type, source or amount of Contributions we will accept.

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications. If we determine that an applicable tax charge described in the Section, "Charge for Taxes," applies to Contributions, we reserve the right to reduce Contributions by the amount of any such applicable tax charge before Contributions are allocated among the Investment Options under the Certificate.

The Employer makes Contributions from time to time pursuant to the terms of the Plan. The Annuitant may allocate Contributions to, or transfer among the Investment Options available under this Certificate, unless otherwise indicated to us by the Owner or its Designee.

a) Provisions applicable to Certificates funding both Governmental and Tax Exempt Employer Plans.

Two types of Contributions may be made to this Certificate, if and as permitted by the Plan. Contributions determined by reference to the Plan participant's compensation and contributions of funds directly transferred from another Plan of the same type or other funds invested under the Employer's Plan.

Contributions to the Certificate determined by reference to compensation are limited to the maximum amount that may be contributed for an Annuitant for any taxable year under Section 457 of the Code.

If we determine that any Contributions would cause this Certificate not to qualify under Section 457 of the Code, we reserve the right to refuse to accept any such Contributions.

b) Additional provisions applicable to Certificates funding Governmental Employer Plans

The Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, makes Contributions with respect to compensation from time to time pursuant to the terms of the Plan.

Rollover Contributions may not be made to this Certificate unless permitted by the terms of the Plan, and the Employer, Employer's Designee, Owner or Owner's Designee documents approval in a manner acceptable to us. A "rollover contribution" is one permitted by any of the following Sections of the Code:
402(c), 402(e)(6), 403(a)(4), 457(b)(8), 457(b)(10), 408(d)(3) and 457(e)(16).


2008EDC-G                            Page 5

PART V - WITHDRAWALS AND TERMINATION

The following language replaces the existing language in the Section:

SECTION 5.02 CERTIFICATE TERMINATION

Subject to any restrictions under the terms of the Plan, the Employer or Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, may elect by written notice to terminate this Certificate. We will pay the Cash Value or Annuity Account Value to the Employer or as applicable, the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value. Where the Owner is the Annuitant, the advance written approval of the Employer or the Plan Trustee may be required to make payment to the Annuitant or other payee. We will determine the Cash Value of this Certificate as of the Transaction Date.

If this Certificate is terminated, surrendered or exchanged prior to the Maturity Date, we reserve the right to deduct a charge for taxes, if one would apply, as described in the Charge for Taxes section of this Certificate.

We will pay either the Cash Value or Annuity Account Value, as applicable, directly to the Employer or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value, unless such Employer or Plan Trust, as applicable, gives us written notice at the time of termination that it requests us to make payment to the Annuitant or other person, and that such payment is permissible under the Plan.

If permitted by the Plan, the recipient plan and the Code, you or your Designee may request us to directly transfer amounts from this Certificate to another 457(b) funding vehicle of the same type. In the case of both types of Plans, this request may be made for Certificate exchange under the same Plan, or a plan-to-plan direct transfer. In the case of a Governmental Employer Plan only, a request may also be made for a direct transfer to purchase permissive service credits. We will not process transfers until we receive the documentation we require.

Withdrawal Charges or transaction charges described in the Section, "Charges for Partial Withdrawals" will be imposed on transfers. Transfers of Cash Value while there is an outstanding loan are limited as described in the Section, "Loans." The following new Section is added:

SECTION 5.03  RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND OTHER PAYMENTS

No amount may be withdrawn, distributed or paid from this 457(b) Certificate unless and until permitted under the Plan and the Code. We will not process withdrawals or other transactions unless we receive contemporaneous documentation acceptable to us that such transaction is permitted under the Plan.

2008EDC-G                            Page 6

a) Tax Exempt Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be made available to Plan participants or their beneficiaries earlier than
     (i) the calendar year in which the Plan participant attains age 70 1/2,
     (ii) when the Plan participant has a severance from employment with the Employer, (iii) if permitted by the Plan, when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations), (iv) when permissible distributions must be made pursuant to a qualified domestic relations order or (v) in the case of Plan termination.

b) Governmental Employer Plans: Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be paid to Plan participants or their beneficiaries earlier than (i) the calendar year in which the Plan participant attains age 70 1/2, (ii) when the Plan participant has a severance from employment with the Employer, (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations), (iv) when permissible distributions must be made pursuant to a qualified domestic relations order or (v) in the case of Plan termination.

The following new Section is added:

SECTION 5.04  DIRECT ROLLOVER OPTION  - GOVERNMENTAL EMPLOYER PLANS ONLY

The Annuitant may elect to have all or any portion of the Cash Value paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 457(b), 402(c) and 401(a)(31) of the Code. A surviving spouse beneficiary described in the "Beneficiary" Section of this Certificate may also elect a direct rollover of the Death Benefit described in the "Payment Upon Death" Section of this Certificate.


In order to elect this option all of the following requirements must be met:

     (a) The recipient of the distribution must be an eligible retirement plan maintained for the benefit of the Annuitant (or for the benefit of the Annuitant's surviving spouse).

     (b) The distribution must not include any after-tax contributions under this Certificate except as otherwise permitted under the Code.

     (c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See the Section "Required Minimum Distribution Rules", below). We reserve the right to determine the amount of the Required Minimum Distribution. If the Annuitant elected a payment option under Part VII of this Certificate, "Annuity Benefits and Required Minimum Distributions", which is either a life contingent annuity or pays substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.


2008EDC-G                            Page 7

     (d) The direct rollover option is not available for distribution due to an unforeseeable emergency, except as otherwise permitted under the Code.

Unless prohibited by the Plan, non-spousal death beneficiaries may directly roll over death benefits to a new inherited individual retirement arrangement as provided in the Code.

If the Plan permits Certificate terminations due to a small account balances, if the balance is more than $1,000 and the Annuitant does elect to either (i) receive the distribution him/her self or (ii) specify an eligible retirement plan to receive the distribution in a direct rollover, then we will directly roll over the distribution to an individual retirement plan designated by the Employer or the Employer's Designee.

The following new Section is added:

SECTION 5.05   LOANS  - GOVERNMENTAL EMPLOYER PLANS ONLY

General:

Unless otherwise restricted by the Plan or the Code, and subject to your approval, the Annuitant may effect a loan under this Certificate before the election and commencement of Annuity Benefits. The loan is subject to the terms of the Plan and the Code. Future restrictions in the Code may require changes in the terms and availability of the loans. The Annuity Account Value (including the "Loan Reserve Account" as described below) will be the sole security for the loan.

A loan is effective on the date we specify, according to our then current procedures, after we approve the Loan Request Form. The Loan Request Form, together with the loan confirmation notice, will be the loan agreement and will contain all the terms of the loan which apply, including the amount of the loan, interest rate and the repayment due dates.

Only one outstanding loan is permitted at a time under this Certificate. We reserve the right not to permit a new loan if a previous loan was defaulted, until the entire outstanding amount due on such defaulted loan is fully repaid.

The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum amount of a loan be less than $3,000.

The maximum amount of a loan will be determined as follows. The amount of the loan may not be more than (i) 80% of the Annuity Account Value of this Certificate, if such total Annuity Account Value is greater than or equal to $3,750 and less than $12,500, (ii) $10,000, if the Annuity Account Value is greater than or equal to $12,500 and less than $20,000, and (iii) 50% of the Annuity Account Value if the Annuity Account Value is greater than or equal to $20,000. For this purpose, the Annuity Account Value is taken as of the Loan Effective Date. The loan amount requested cannot exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. The maximum loan amount is limited to the maximum amount aggregated for all plan loans which are outstanding for the Annuitant under all qualified plans of


2008EDC-G                            Page 8
the Employer and other 457(b) plan funding vehicles under the Plan, as required by Section 72(p) of the Code.

The maximum loan amount permitted under the Code may not be more than the lesser of (A) or (B) below:

(A) $50,000, less the highest outstanding balance of loans under any other 457(b) plan funding vehicles or any other qualified plan that the Annuitant has with the Employer during the one-year period ending on the day before the Loan Effective Date, over the outstanding balance of loans under any 457(b) plan funding vehicles or other qualified plan of the Employer on the Loan Effective Date.

(B) The greater of (i) one half the present value of the Annuitant's nonforfeitable accrued benefit under all of the 457(b) plan funding vehicles or other qualified plans of the Employer or (ii) $10,000.

Loan Term:

The loan term will be for a maximum of five years. If the Annuitant states on the Loan Request Form that the purpose of the loan is to purchase the Annuitant's principal residence, the loan term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (i) the election and commencement of Annuity Benefits, (ii) the date the Certificate terminates,
(iii) the date a death benefit becomes payable, or (iv) any date we determine that the Code requires acceleration of the loan repayment so that the Federal income tax status of the Certificate is not adversely affected.


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

Loan Reserve Account:

On the Loan Effective Date, we will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term but in no event less than the minimum Guaranteed Interest Rate, as defined in the Certificate; and (2) 10% of the loan amount, which will earn interest at the Guaranteed Interest Rate.

The "Loan Reserve Account Rate" will equal the loan interest rate (see the Subsection below) minus 2%, or such other percentage which is determined according to our then current procedures and which is not greater than permitted under any current applicable state or federal law.

Unless the Employer or the Employer's Designee specifies otherwise, the Annuitant may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded. In the absence of direction, or if the directions cover only part of the amount required to be transferred to the Loan Reserve Account, we will transfer the required (or additional required) amounts from each Investment Option in proportion to the amount in such Investment Options. On the first day of the third month following the effective date of the loan and quarterly thereafter (or first business day thereafter, if such day is not a business day), the amount of interest earned at the Loan Reserve Account Rate annually during the prior quarter will be transferred to the portion of the Loan Reserve account that earns interest at the Guaranteed Interest Rate.

Until after repayment of your loan then due, including interest due but not paid, (i) no withdrawals may be made from any part of the Cash Value, (ii) no transfers of amounts among Investment Options may be made, (iii) no transfers may be made from this Certificate to another 457(b) plan or 457(b) plan funding vehicle, (iv) nor may amounts be rolled over to another eligible retirement plan.

Loan Interest Rate:

We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will be not greater than any maximum rate required under any current applicable state or federal law.

If requested by the Employer or the Employer's Designee, we will substitute the rate requested by the Employer or the Employer's Designee, subject to any limitations imposed by law. The rate so determined by us will be a reasonable rate based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances. Such rate will not be greater than any maximum rate required under any current applicable state or federal law.


2008EDC-G                            Page 10

Repayments:

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will apply payments first to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Investment Option and may be withdrawn (if otherwise permitted), transferred to another Investment Option, or applied to an annuity as described in Part VII, "Annuity Benefits and Required Minimum Distributions".

Default:

By each repayment due date (or a specified date thereafter in accordance with our then current procedures) if the amount of the loan repayment is less than the amount due or the loan repayment is not received at our Processing Office, we will treat the loan as being in default. We will treat the entire unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

We reserve the right, however, to change our procedures at any time. We also reserve the right to deduct any Withdrawal Charges that may apply and any required tax withholding.

If the amount in the Loan Reserve Account is not subject to the restrictions described in the Section "Restrictions on Withdrawals, Distributions and Other Payments," on default we reserve the right to deduct from the Loan Reserve Account an amount equal to the interest and principal payments due, plus any Withdrawal Charges that apply and any required tax withholding.

If the amount in the Loan Reserve Account is subject to the restrictions described in the Section "Restrictions on Withdrawals, Distributions and Other Payments", on default we will designate in the Loan Reserve Account an amount equal to the unpaid balance (interest and principal payments due) at the time of the default. When the Certificate is no longer subject to the withdrawal restrictions of the Section "Restrictions on Withdrawals, Distributions and Other Payments" we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date the Annuitant reaches age 70 1/2 or we are notified in writing that another event has occurred which would permit restricted amounts to be paid. (Such an event includes a severance from employment with the Employer or death.)

Changes:

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any laws that apply to this Certificate.


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

PART VI - PAYMENT UPON DEATH

The following language replaces the existing language in the Section:

SECTION 6.01  BENEFICIARY

The Owner or the Owner's Designee gives us the name of the Beneficiary who is to receive the Death Benefit on the Annuitant's death. Except in the case of a Tax Exempt Employer Plan Certificate, the Beneficiary may be changed while the Annuitant is alive. Any such change must be made in writing in a form we accept. A change will take effect as of the date the written change is executed, whether or not the Annuitant is living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

One or more persons may be named to be primary Beneficiary and one or more other persons may be named to be successor Beneficiary if the primary Beneficiary dies before the Annuitant. Unless we are directed otherwise, if two or more persons are named as Beneficiary, the Beneficiary will be the named person or persons who survive the Annuitant and payments will be made to such persons in equal shares or to the survivor.

Unless specifically elected in writing otherwise, we will treat each Beneficiary's share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

Any part of a Death Benefit for which there is no named Beneficiary living at the Annuitant's death will be payable in a single sum to the Annuitant's surviving spouse, if any; if there is no surviving spouse, then to the surviving children in equal shares; if there are no surviving children, then to the Annuitant's estate.

If the Plan under which this Certificate is purchased is maintained by a Tax Exempt Employer, the Employer is the Owner of and Beneficiary under this Certificate. Upon the Annuitant's death such Beneficiary may, by written request to our Processing Office, at any time up to and including provision of due proof of such death, change the Beneficiary designation for the Death Benefit to the "Substituted Beneficiary". "Substituted Beneficiary" is the Beneficiary designated under the Plan by the Annuitant to receive Death Benefits payable under the Plan.

The following language replaces the existing language in the Section:

SECTION 6.02  PAYMENT UPON DEATH

Upon receipt of due proof of the Annuitant's death before the Maturity Date, we will pay a Death Benefit to the Beneficiary named under Section 6.01 including any Substituted Beneficiary under a Tax Exempt Employer Plan. Payment is subject to the terms of Section 6.01 and any special rules which may apply as described in the Data Pages and any Endorsement or Rider attached hereto.


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

For the portion of the Death Benefit payable to a Beneficiary, the date on which we received the Beneficiary requirements is the "Payment Transaction Date". Payment of a Death Benefit will be made upon our receipt of the following "Beneficiary Requirements":

(i)   a properly completed written request;
(ii) due proof of death (as evidenced by a certified copy of the death certificate);
(iii) proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it; (iv) tax information required by the Code; and
(v)   any other forms we require.

Upon receipt of notification of the Annuitant's death, if we have not received the Beneficiary Requirements described above, the Certificate will continue to remain invested in the Investment Options and no transactions will be permitted.

Unless otherwise specified in an optional Rider or the Data Pages attached hereto, the amount of the Death Benefit is equal to the Annuity Account Value (less any unpaid loan balance, including interest due but not paid) as of the date we receive satisfactory proof of the Annuitant's death or if greater the Guaranteed Minimum Death Benefit.

On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is adjusted for any subsequent Contributions, and withdrawals. The Guaranteed Minimum Death Benefit is increased by Contributions and reduced by withdrawals. The reduction of the Guaranteed Minimum Death Benefit following a withdrawal is on a pro-rata basis. A pro-rata reduction is determined as follows:

(1) Divide the amount of the withdrawal by the Annuity Account Value immediately preceding the withdrawal;
(2) Multiply the fraction calculated in (1) by the amount of the Guaranteed Minimum Death Benefit immediately preceding the withdrawal. This is the amount of the pro rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

Payment upon death is subject to the "Required Minimum Distribution Rules" of Sections 457(b) and 401(a)(9) of the Code, described in the Section "Required Minimum Distribution Rules".


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

The following language replaces the existing language in the Section:

SECTION 6.03  MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary including any Substituted Beneficiary under a Tax Exempt Employer Plan in a single sum unless you elect a different form of Death Benefit payout that we offer at the time the Death Benefit is payable (such as a life annuity or installment payout). The Beneficiary will have no right to change the election; however, (i) we will apply a predetermined Death Benefit annuity payout election only if payment of the Death Benefit begins within one year following the date of death; (ii) we will not apply a predetermined Death Benefit payout election if doing so would violate any Federal income tax rules or guidelines or any other applicable law; and (iii) a Beneficiary who becomes a successor owner or who continues the Certificate under a Beneficiary Continuation Option, if available, will have the right to change the election.

The Death Benefit described in this Section will not be paid at the Annuitant's death before the Maturity Date if the coverage under this Certificate is continued under the "Beneficiary Continuation Option" described below.

The following new Section is added:

SECTION 6.04 BENEFICIARY CONTINUATION OPTION - GOVERNMENTAL EMPLOYER PLANS ONLY

Except as otherwise provided herein, this Section will apply only if the Annuitant dies before the Maturity Date and before Annuity Benefits have commenced, and a Death Benefit is payable. The Beneficiary named in this Certificate must be an individual.

With the exception of the following paragraph, this Section does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the Death Benefit described in the Section "Payment Upon Death" is payable to the Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a "see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine.

A trust with only individual beneficiaries may continue this Certificate after the Annuitant's death if:
    1. the trust is the only Beneficiary under this Certificate;
    2. all the beneficiaries of the trust are individuals; and
    3. the trust qualifies as a designated beneficiary for purposes of the Required Minimum Distribution rules of the Code; and
    4. the trust provides us the documentation that we require within the time period we require.


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

If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named pursuant to the "Beneficiary" Section of this Certificate, and the "see-through trust" elects to continue the Certificate, the oldest trust beneficiary is the "Continuation Beneficiary" and the individual whose life expectancy is used to measure payments required after your death as described in the Section, "Required Minimum Distribution Rules-Payments After Your Death".

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (and any other interest under the Certificate described in the Section, "Required Minimum Distribution Rules") will be apportioned among the Beneficiaries designated pursuant to the "Beneficiary" Section of the Certificate.

If the Beneficiary qualifies to continue this Certificate, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of the Annuitant's death and before any contrary election is made, that Beneficiary may continue the Annuitant's Certificate pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under the Certificate is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Certificate, we will pay in a single sum that Beneficiary's share of the Death Benefit pursuant to the Section "Payment Upon Death".

The terms of the Beneficiary Continuation Option are as follows:

      a. the Certificate cannot be assigned and must continue to be held for the benefit of the Continuation Beneficiary after the Annuitant's death.

      b. as of the date we receive satisfactory proof of the Annuitant's death and all written documentation necessary to make a claim under the Certificate, we will compare the Annuity Account Value and the guaranteed minimum death benefit as of this date (the reset date, if applicable). If the Annuity Account Value is less than the guaranteed minimum death benefit, we will reset the Annuity Account Value to equal such death benefit. The guaranteed minimum death benefit is the sum of all Contributions less the amount of any outstanding loan and adjusted for any withdrawals.

         If there are multiple beneficiaries, the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any Beneficiary subsequently electing a death benefit will receive the applicable payment amount.

         The Death Benefit provision ends after the Beneficiary Continuation Option is elected.

      c. the Continuation Beneficiary will automatically become the Annuitant with respect to that Continuation Beneficiary's portion of the Annuity Account Value and any other interest under the Certificate.

      d. the Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in the Certificate.


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

      e. the Continuation Beneficiary cannot make any additional Contributions to the Certificate.

      f. distributions to the Continuation Beneficiary will be made in accordance with "Required Minimum Distribution Rules-Payments After Death" described in Section 7.08. If there is more than one Continuation Beneficiary, payments to each will be based on the individual life expectancy of each Continuation Beneficiary.

      g. the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Certificate are not subject to a Withdrawal Charge.

      h. upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of the Section, "Required Minimum Distribution Rules-Payments After Death".


PART VII - ANNUITY BENEFITS

The title of this Part is changed to "Annuity Benefits and Required Minimum Distributions".

Annuity Benefits are also subject to the restrictions described above in the Section, "Restrictions on Withdrawals, Distributions and Other Payments".

References to "you" in this Part refer to the Owner. If the Owner and Employer report to us that the Annuitant has election rights under this Part "you" refers to the Annuitant.

The following new Section is added:

SECTION 7.08 REQUIRED MINIMUM DISTRIBUTION RULES

This Certificate is subject to the "Required Minimum Distribution" rules of Sections 457(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any payment, benefit, or distribution options available to you under this Certificate conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distribution payments to be made during the Annuitant's lifetime. Subsection B below describes the Required Minimum Distribution payments to be made after the Annuitant's death, if the Annuitant dies before the entire interest in this Certificate is distributed.


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

The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from this Certificate, all as subject to these rules.

A.  REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS DURING LIFE

Except as otherwise noted in this Subsection A, the Annuitant's entire interest in this Certificate will be distributed, or begin to be distributed, no later than the Annuitant's Required Beginning Date. For purposes of this Subsection A the Annuitant's Required Beginning Date is April 1 of the calendar year following the later of these two choices: (a) the calendar year the Annuitant reaches age 70 1/2 or (b) the calendar year the Annuitant retires from employment with the Employer.

The Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over the Annuitant's life, or the lives of the Annuitant and the Annuitant's named beneficiary, or a period certain not extending beyond the Annuitant's life expectancy, or the joint and last survivor expectancy of the Annuitant and the Annuitant's named beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules described in the Treasury Regulations.

Manner of Payment

The Required Minimum Distribution rules may be satisfied by applying any portion of the entire interest under this Certificate to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after the Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&A A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of the entire interest in this Certificate must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:


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

      (a) the quotient obtained by dividing the entire interest in this Certificate (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using the Annuitant's attained age as of the Annuitant's birthday in the calendar year for which the distribution is required; or

      (b) if the Annuitant's sole designated beneficiary for the calendar year for which the distribution is required is the Annuitant's spouse, the quotient obtained by dividing the entire interest in this Certificate (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation
          Section 1.401(a)(9)-9 or any successor Regulation, using the respective attained ages of the Annuitant and the Annuitant's spouse respective birthdays in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Certificate on an irrevocable basis, the entire interest under this Certificate as of any valuation date includes the dollar amount credited under this Certificate plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Certificate.

B.  REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER DEATH

      (a) Death On or After Lifetime Required Minimum Distribution Payments
          Begin.

          If the Annuitant dies on or after lifetime Required Minimum Distribution payments begin, the remaining portion of the Annuitant's interest will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under this Certificate.

      (b) Death Before Lifetime Required Minimum Distribution Payments Begin

          If the Annuitant dies before lifetime Required Minimum Distribution payments begin, the entire interest will be distributed at least as rapidly as follows:

          (1) If the Beneficiary is an individual other than the Annuitant's surviving spouse as described in the immediately following paragraph, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Annuitant's death. In the alternative, the Beneficiary may elect to take distribution of the entire interest in accordance with this Subsection B, paragraph (b)(3) below.


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

          (2) If the sole Beneficiary is the surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death (or by the end of the calendar year in which the Annuitant would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, the Annuitant's surviving spouse may elect to take distribution of the entire interest in accordance with this Subsection B, paragraph (b)(3) below.

              If the surviving spouse dies before these required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the surviving spouse's death, over the spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of the spouse. In the alternative, that Beneficiary may elect to take distribution of the entire interest in accordance with this Subsection B, paragraph (b)(3) below. If the surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under this Certificate.

          (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant's death (or of the surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this Subsection B, paragraph (b)(2) above).

          (4) Life expectancy is determined using Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Subsection B and reduced by 1 for each subsequent year.

      (c) For purposes of paragraphs (a) and (b) of this Subsection B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in Subsection A or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity Certificate meeting the requirements of Treasury Regulation
          Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.


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

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of the entire interest in this Certificate after the Annuitant's death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of the Annuitant's death is the quotient obtained by dividing the Annuitant's entire interest in this Certificate (determined under Treasury Regulations) by the remaining life expectancy of the applicable beneficiary, determined as provided above. The rules applicable to the determination of the Annuitant's entire interest under this Certificate in Subsection A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Certificate on an irrevocable basis, the Annuitant's entire interest under this Certificate as of any valuation date includes the dollar amount credited under this Certificate plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Certificate.


PART VIII - CHARGES

The following new Section is added:

SECTION 8.08  PLAN OPERATING EXPENSE

If we are instructed by your Employer or your Employer's Designee to withdraw a Plan Operating Expense from your Annuity Account Value, we will withdraw the specified amount on the last Business Day of each calendar quarter, or at any other time to which we agree, and remit the proceeds in accordance with instructions from your Employer or your Employer's Designee. Such instructions may be given by you in the absence of instructions from your Employer or your Employer's Designee, in which event we will remit the proceeds to the Plan's duly authorized administrator. We shall have no responsibility for determining that this fee is necessary and proper under the terms of the Plan. Withdrawals in accordance with this paragraph are not considered withdrawals for purposes of the Sections of the Certificate, "Withdrawals," "Restrictions on Withdrawals, Distributions and Other Payments" or "Withdrawal Charges".

The following new Section is added:

SECTION 8.09 THIRD PARTY TRANSFER CHARGES

We have the right to deduct a charge for each occurrence for a direct transfer to another annuity Certificate or custodian account that meets the requirements of section 457(b) of the Code. This charge, if any, will be specified in the Data Pages.


PART IX - GENERAL PROVISIONS

The following language replaces the existing language in the Section:


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

SECTION 9.02  STATUTORY COMPLIANCE

We have the right to change this Certificate without the consent of any other person in order to comply with any laws and regulations that apply. Such right includes, but is not limited to, the right to conform the terms of this Certificate to reflect requirements of the Code, Treasury Regulations, published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws, so that this Certificate will continue to be a funding vehicle for a 457(b) Plan.

The benefits and values available under this Certificate will not be less than the minimum benefits required by any state law that applies.

The name of the Section is changed from "Assignments and Transferability," and the following language replaces the existing language in the Section:

SECTION 9.05  NONTRANSFERABILITY, ASSIGNMENTS, NONFORFEITABILITY

You may not transfer this Certificate. This Certificate is intended to be nontransferable within the meaning of Section 401(g) of the Code.

No portion of your interest in this Certificate or your rights under this Certificate may be sold, assigned, pledged or transferred to any person other than the issuer of this Certificate, or discounted, encumbered or pledged as collateral for a loan or be security for the performance of an obligation.

No amount payable under the Certificate may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee. The foregoing will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order as defined in section 414(p) of the Code.

Your entire interest under the Certificate is nonforfeitable.

The following language is added at the end of the existing Section:

SECTION 9.06 PAYMENTS

If the Plan permits and the Employer, Employer's Designee, the Owner, or the Owner's Designee, as applicable, provide us written instructions to do so in advance of payment, we will make payment of the Annuity Benefits or other amounts directly to the Annuitant, Substituted Beneficiary or other payee designated by you.


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

The following new Section is added:

SECTION 9.08  NOTIFICATION OF DISQUALIFICATION OF THE PLAN OR CERTIFICATE

If we are informed in documentation acceptable to us that the Plan fails to qualify or no longer qualifies as a 457(b) plan, or that this Certificate fails to qualify or no longer qualifies in whole or in part as a 457(b) plan funding vehicle, we will have the right to` terminate this Certificate. We may do so, upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any applicable taxes payable by you which would not have been payable with respect to an annuity Certificate which meets the terms of Section 457(b) of the Code.

However, we may also, at your request, transfer or roll over the Annuity Account Value to another annuity Certificate issued by an affiliate, subsidiary or us.

The following new Section is added:

SECTION 9.09  OWNERSHIP RIGHT OF EMPLOYER

Tax Exempt Employer Plans: In accordance with Sections 457(b)(6) and 457 (g) of the Code, until amounts under this Certificate are distributed or made available to the Annuitant or the Annuitant's Beneficiary in accordance with the terms of the Certificate and the terms of the Plan, this Certificate remains solely the property of the Employer (subject only to claims of the Employer's general creditors).

Governmental Employer Plans: If the Plan under which this Certificate is purchased is maintained by Government Employer, the following two sentences apply:

1. The Owner of this Certificate (the Plan Trust or the Employer) holds it in trust for the exclusive benefit of the Plan participants and the participants' Beneficiaries under the Plan, and it is not subject to the claims of the Employer's general creditors.

2. It is impossible, prior to the satisfaction of all liabilities with respect to the Plan participants and the participants' Beneficiaries under the Plan, for any part of the assets and income of this Certificate to be used for, or diverted to, purposes other than for the exclusive benefit of the Plan participant and the participant's beneficiaries under the Plan.


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

AXA EQUITABLE LIFE INSURANCE COMPANY, a stock company
1290 Ave of Americas, New York, N.Y. 10104


[                                          [
/s/ Christopher M. Condron                    /s/ Karen Field Hazin
-------------------------------------         ----------------------------------
Christopher M. Condron                        Karen Field Hazin, Vice President,
President and Chief Executive Officer  ]      Secretary and Associate General
                                              Counsel ]


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